Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS THIRD QUARTER 2008

EARNINGS PER SHARE OF $0.07 DESPITE RECORD

HIGH RAW MATERIAL COSTS

•	Earnings per share of $0.07 compared to earnings per share of $0.11 for the third quarter of 2007.

•	Significant new pricing actions were implemented in the third quarter to recover unprecedented raw material cost increases of $26.5 million.

•	Net sales increased $42.7 million, or 21.7%, which included $28.1 million of sales from Asian businesses, compared to the third quarter of 2007. Sales were up 7.4% excluding Asian businesses.

•	Operating profit of $8.3 million, down from $10.2 million a year ago due to record raw material cost increases and lower unit volumes, partially offset by higher pricing.

FAIRLAWN, OHIO, September 17, 2008 - OMNOVA Solutions Inc. (NYSE: OMN) today reported net income of $3.1 million, or $0.07 per diluted share, for the third quarter ended August 31, 2008, compared to net income of $4.5 million, or $0.11 per diluted share, for the third quarter of 2007. Included in the third quarter of 2008 were restructuring and severance charges of $0.4 million, compared to restructuring and severance charges of $0.1 million in the third quarter of 2007.

Net sales increased $42.7 million, to $239.5 million, for the third quarter of 2008 compared to $196.8 million during the same quarter a year ago. Contributing to the third quarter increase were sales of $28.1 million from the Decorative Products Asian businesses acquired in the first quarter of 2008 and favorable pricing of $31.9 million, partially offset by net volume declines of $17.1 million. Excluding the Decorative Products Asian businesses, the Company’s sales grew $14.6 million, or 7.4%.

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Gross profit was $39.5 million, with margins of 16.5% in the third quarter of 2008 compared to $36.8 million, or margins of 18.7%, in the third quarter of 2007. Cost of goods sold increased $40.0 million, to $200.0 million, for the third quarter of 2008 as compared to the third quarter of 2007. The increase was the result of higher manufacturing costs of $26.7 million, primarily from the inclusion of the Decorative Products Asian businesses, and $26.5 million of higher raw material costs, less lower volumes.

“Pricing actions late in the second quarter and throughout the third quarter enabled us to achieve significant improvement in profitability as compared to the first half of the year. During the quarter, we experienced new record high costs for OMNOVA’s major raw materials, along with higher utility and transportation costs, which required us to respond with critical pricing actions,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Several end-use markets experienced declining demand as customers reduced inventory. However, we believe that in several key end uses, especially paper chemicals and wallcovering, we successfully leveraged leading technology and design to outperform the market.

“Despite the recent decline in oil prices, our raw material costs, including butadiene, continue to rise as we begin our fourth quarter,” McMullen said. “As a result, everyone in our organization is keenly focused on productivity improvements and pricing actions critical to achieving our most important priority, which is restoration of margins to acceptable levels.”

Selling, general and administrative expense as a percentage of sales fell to 11.1% in the third quarter of 2008 as compared to 12.2% a year ago. Expenses in the third quarter of 2008 were $26.7 million, including $1.9 million from the Asian businesses, as compared to $24.0 million last year.

Interest expense decreased $0.5 million, to $3.0 million, for the third quarter of 2008 due to significantly lower average interest rates as a result of the Company’s refinancing actions in 2007, which were partially offset by higher average debt levels. Total debt at the end of the third quarter of 2008 was $200.4 million, up $40.8 million from the third quarter of 2007. The increase in debt included $32.4 million of borrowings and assumed debt in connection with the Decorative Products Asian business acquisitions in January 2008. Net Debt was $190.1 million at the end of the third quarter of 2008. There was $35.0 million of unused and available liquidity under the Company’s revolving asset-based credit facility at August 31, 2008. The weighted average cost of borrowing during the third quarter of 2008 was 5.5%, a significant improvement from 7.8% during the third quarter of 2007.

EBITDA, as defined in the Company’s borrowing agreements for the calculation of the net leverage ratio, was $15.1 million for the third quarter of 2008 compared to $14.3 million for the third quarter of 2007. EBITDA for the twelve months ended August 31, 2008 was

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$44.6 million, compared to $45.7 million for the twelve months ended August 31, 2007. OMNOVA’s leverage ratio of Net Debt to EBITDA was 4.3 at August 31, 2008, well under the covenant limit of 5.5. An explanation of how the Company defines EBITDA and Net Debt and reconciliations of EBITDA to income (loss) from continuing operations and Net Debt to total debt are provided in the Non-GAAP and Other Financial Measures section of this earnings release.

Performance Chemicals - Net sales during the third quarter of 2008 increased 14.8%, to $145.5 million, compared to $126.7 million in the third quarter of 2007. The increase was driven by higher selling prices of $29.5 million, partially offset by weaker market conditions leading to volume decreases of $10.7 million. Segment operating profit was $10.5 million for the third quarter of 2008, up from $7.9 million for the third quarter of 2007. The year-over-year operating profit improvement was driven by the higher pricing in response to $24.1 million of higher raw material costs, offset by lower volumes of $2.4 million, and increases in freight and utility expenses and unabsorbed manufacturing overhead. Segment operating profit margin was 7.2% for the third quarter of 2008 as compared to 6.2% for the third quarter of 2007.

New record-high prices for butadiene and styrene (up 72% and 21%, respectively, compared to the third quarter of 2007) and most secondary raw materials were reached in the third quarter of 2008. Butadiene, the Company’s second largest raw material in pounds and dollar value, continued to be on allocation by most major North American suppliers during the third quarter of 2008. However, market supply of butadiene improved throughout the quarter and the allocation percentage from suppliers was increased. During the third quarter of 2008, Performance Chemicals was able to satisfy all of its customer orders.

Asian revenues for Performance Chemicals increased in the quarter 36%, driven by a 24% increase in volume. Major areas being served in Asia include the tire, disposable nonwovens, tape and floor care markets.

Decorative Products - Net sales were $94.0 million during the third quarter of 2008, an increase of $23.9 million, or 34.1%, compared to the third quarter of 2007. The increase in sales was due to $28.1 million of sales from the Asian businesses, price increases of $2.4 million and higher European sales of $0.5 million, partially offset by lower domestic sales of $7.1 million. Operating results, which included a restructuring charge of $0.4 million, declined $4.5 million to a loss of $2.2 million for the third quarter of 2008 compared to an operating profit of $2.3 million for the third quarter of 2007. The third quarter 2008 operating loss was driven by higher raw material costs of $2.4 million, reduced Asian profit of $1.3 million, and lower volumes and absorption of $3.5 million. These items were partially offset by sales price increases of $2.4 million.

In its continuing effort to reduce fixed costs, the Company announced the closure of its Dupo, Illinois manufacturing facility, resulting in a charge of $0.4 million in the quarter for

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asset impairment and facility closure costs. The Company expects additional charges of approximately $0.4 million for severance and equipment relocation to be incurred over the next two quarters. The extrusion assets will be relocated to the Company’s Jeannette, Pennsylvania facility. Additionally, Decorative Products went live with its SAP business planning system at its Auburn, Pennsylvania manufacturing plant, the third of its plants to implement SAP.

During the third quarter of 2008, the global wallcovering business achieved year-over-year sales growth, despite several weak end-use markets, due to strength in the viewnique® digital murals product and the European commercial wallcovering business. The coated fabrics product line declined approximately 3% driven by weaker market demand in the transportation and marine segments, while laminate sales dropped 24% year-over-year on significantly lower demand in the residential kitchen and bath cabinet markets. The Company implemented price increases across most product lines to address rising year-over-year raw material costs, especially market prices for polyvinyl chloride (PVC) resin, up approximately 30% and plasticizer, up approximately 40%.

Decorative Products Asia Operations - Effective December 31, 2007, the Company acquired the remaining 49.9% interest of its former Decorative Products joint venture companies in China and Thailand for $32.4 million in cash, assumption of debt and transaction fees. Previously, the Company used the equity method of accounting to record its proportionate share of the net income or loss of these Asian businesses and did not consolidate sales or operating results of these businesses. The operating results of the Decorative Products Asian businesses are now consolidated but continue to be recognized on a one month lag, meaning that the May through July time period is recorded in the third quarter of 2008.

For comparative purposes, Decorative Products Asian sales for the third quarter of 2008 were $28.1 million compared to $22.9 million for the third quarter of 2007, an increase of 22.7%. The operating loss for the Decorative Products Asian businesses was $0.9 million, as compared to an operating profit of $0.8 million in the third quarter of last year. Unfavorable year-over-year comparisons were driven by significantly increased raw material costs and higher manufacturing costs. In China and Thailand, the Company has implemented a management restructuring which is expected to provide future improvement in operations and manufacturing efficiencies. The Decorative Products Asian consolidation resulted in certain significant increases in balance sheet accounts as of August 31, 2008, including: net receivables $21.0 million, net inventories $15.2 million, net fixed assets $29.2 million and current liabilities $27.2 million.

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Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Thursday, September 18, 2008, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, September 25, 2008. A telephone replay will also be available beginning at 1:00 p.m. EDT on September 18, 2008, and ending at 11:59 p.m. EDT on September 25, 2008. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 958675.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit to consolidated net sales and income (loss) before income taxes

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investor with an understanding of the Company’s business and operating performance.

(Dollars in millions)	Three Months Ended August 31,		Nine Months Ended August 31,
	2008	2007	2008	2007
Performance Chemicals	$145.5	$126.7	$389.6	$348.9
Decorative Products	94.0	70.1	260.2	200.7

Total Sales	$239.5	$196.8	$649.8	$549.6

Segment Operating Profit (1)
Performance Chemicals	$10.5	$7.9	$15.0	$17.3
Decorative Products	(2.2)	2.3	(1.2)	5.7
Interest expense	(3.0)	(3.3)	(9.9)	(12.6)
Corporate expense	(2.0)	(2.4)	(6.4)	(8.4)
Debt redemption expense	—	—	—	(12.4)

Income (Loss) Before Income Taxes	$3.3	$4.5	$(2.5)	$(10.4)

Capital expenditures	$4.2	$4.2	$11.1	$10.3

(1)

Segment operating profit for the three and nine months ended August 31, 2008 included restructuring and severance charges of $0.4 million and for the three and nine months ended August 31, 2007 included restructuring and severance charges of $0.1 million and $0.3 million, respectively. Management excludes these items when evaluating the results of the Company’s ongoing business.

Reconciliation of income (loss) from continuing operations to EBITDA and total debt to Net Debt

This earnings release includes EBITDA and Net Debt which are non-GAAP financial measures as defined by the Securities and Exchange Commission. EBITDA is calculated in accordance with the definition of Net Leverage Ratio as set forth in the Company’s $150,000,000 Term Loan Credit Agreement dated as of May 22, 2007 and excludes charges for interest, taxes, depreciation and amortization, amortization of deferred financing costs, net earnings of joint ventures less cash dividends, net earnings of foreign subsidiaries less cash dividends, loss on debt transactions, gains or losses on sale or disposal of capital assets, loss from write-down of non-current assets, non-cash income or expense for the Company’s pension plans, gains or losses from changes in the LIFO reserve, and non-cash charges for the 401(k) company match and up to $2.0 million annually for restructuring, severance and non-recurring charges. Net Debt is calculated as total debt, outstanding letters of credit and the fair value of the interest rate swap if in a loss position less cash, cash equivalents and restricted cash. EBITDA and Net Debt are not measures of financial performance under GAAP. EBITDA and Net Debt are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. EBITDA and Net Debt should not be construed as indicators of the Company’s operating performance or liquidity and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data which are all prepared in accordance with GAAP. EBITDA and Net Debt are not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. Management believes that presenting this information is useful to investors because these measures are commonly used as analytical indicators to evaluate performance, measure leverage capacity and debt service ability and by management to allocate resources. Set forth below are the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. The Company did not have any results from Discontinued Operations in the third quarters or first nine months of 2008 and 2007; therefore, the Company’s net income (loss) for those periods is the equivalent of income (loss) from continuing operations as defined in the $150,000,000 Term Loan Credit Agreement.

(Dollars in millions)	Three Months Ended August 31,		Nine Months Ended August 31,
Reconciliation of income (loss) from continuing operations to EBITDA	2008	2007	2008	2007
Income (Loss) from continuing operations	$3.1	$4.5	$(3.0)	$(10.4)
Interest	2.9	3.3	9.4	12.6
Taxes	.2	—	.5	—
Depreciation and amortization	6.2	5.0	18.0	15.1
Amortization of deferred financing costs	.1	.1	.5	.6
Net earnings of joint ventures less cash dividends	—	(.5)	—	(1.2)
Net earnings of foreign subsidiaries less cash dividends	—	(.4)	(.1)	(.6)
Loss on debt transactions	—	—	—	12.4
Gains or losses on sale or disposal of capital assets	.1	.2	.1	.2
Loss from write-down of non-current assets	.2	—	.2	—
Non-cash income or expense for pension plans	1.5	1.5	4.4	4.6
Gain or loss on change in LIFO reserve	.3	—	.3	.1
Non-cash charge for 401(k) company match	.3	.5	1.4	1.6
Restructuring, severance and non-recurring charges	.2	.1	(.4)	.5

Consolidated EBITDA	$15.1	$14.3	$31.3	$35.5

(Dollars in millions)	August 31, 2008	November 30, 2007	August 31, 2007
Reconciliation of total debt to Net Debt
Total debt	$200.4	$149.9	$159.6
Outstanding letters of credit and interest rate swap	6.1	5.9	4.2
Cash and cash equivalents	(16.4)	(12.6)	(12.4)

Net Debt	$190.1	$143.2	$151.4

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This earnings release may contain forward-looking statements concerning trends, expectations, estimates, forecasts and projections relating to the Company and its business, industries, markets, products, results of operations, financial condition, accounting policies and management judgments, among other things. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic”, “likely,” “will,” “would,” “could,” or similar terms. There are many risks, uncertainties and factors that could cause actual results or outcomes to differ materially from those expressed in or implied by the Company’s forward-looking statements. Some of these risks, uncertainties and factors include, but are not limited to, the following: general economic trends affecting the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; customer and/or competitor consolidation; ability to successfully develop and commercialize new products; customer ability to compete against increased foreign competition; ability to successfully implement productivity enhancement and cost reduction initiatives; operational issues at the Company’s facilities; the Company’s strategic alliance, joint venture and acquisition activities; acts of war or terrorism, natural disasters or other acts of God; changes in governmental and regulatory policies; compliance with extensive environmental, health and safety laws and regulations; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including political unrest and fluctuations in exchange rates of foreign currencies; prolonged work stoppage resulting from labor disputes with unionized workforce; assumptions used in determining pension plan expense and funding, such as return on assets and discount rates and changes in pension funding regulations; litigation against the Company including adverse litigation judgment or settlement and absence of or inadequacy of insurance coverage for such litigation, judgments or settlements; availability of financing to fund operations at anticipated rates and terms; substantial debt and leverage and the ability to service that debt including increases in applicable short or long-term borrowing rates. The Company disclaims any obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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OMNOVA Solutions Inc. is a technology-based company with proforma 2007 sales of $836 million and a current workforce of approximately 2,730 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2008	2007	2008	2007
Net Sales	$239.5	$196.8	$649.8	$549.6
Cost of goods sold	200.0	160.0	546.1	445.6

Gross Profit	39.5	36.8	103.7	104.0

Selling, general and administrative	26.7	24.0	79.2	74.5
Depreciation and amortization	6.2	5.0	18.0	15.1
Restructuring and severance	.4	.1	.4	.5
Interest expense	3.0	3.5	9.9	13.3
Equity earnings in affiliates, net	.4	(.5)	.2	(1.2)
Debt redemption expense	—	—	—	12.4
Other (income) expense, net	(.5)	.2	(1.5)	(.2)

	36.2	32.3	106.2	114.4

Income (Loss) Before Income Taxes	3.3	4.5	(2.5)	(10.4)
Income tax expense	.2	—	.5	—

Net Income (Loss)	$3.1	$4.5	$(3.0)	$(10.4)

Basic and Diluted Income (Loss) Per Share
Net income (loss) per share	$.07	$.11	$(.07)	$(.25)

OMNOVA SOLUTIONS INC.

Condensed Balance Sheets

(Dollars in millions, except per share amounts)

	August 31, 2008	November 30, 2007
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$16.4	$12.6
Accounts receivable, net	135.4	102.2
Inventories	56.5	30.6
Prepaid expenses and other	7.8	3.1

Total Current Assets	216.1	148.5

Property, plant and equipment, net	158.7	135.8
Trademarks and other intangible assets, net	6.4	4.2
Investments in affiliates	—	22.2
Prepaid pension asset	8.8	9.8
Deferred income taxes	2.8	1.7
Other assets	5.0	4.2

Total Assets	$397.8	$326.4

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Short-term debt	$6.2	$5.3
Accounts payable	88.1	62.0
Accrued payroll and personal property taxes	11.6	14.2
Employee benefit obligations	3.4	3.3
Deferred income taxes	1.7	1.7
Other current liabilities	4.9	5.3

Total Current Liabilities	115.9	91.8

Long-term debt	194.2	144.6
Postretirement benefits other than pensions	10.6	11.0
Pension liabilities	2.9	2.4
Deferred income taxes	1.7	—
Other liabilities	12.1	11.3

Total liabilities	337.4	261.1
Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 43.9 million and 43.4 million shares issued at August 31, 2008 and November 30, 2007, respectively	4.4	4.3
Additional contributed capital	315.4	314.9
Retained deficit	(246.3)	(243.3)
Treasury stock at cost; 0.4 million and 0.8 million shares at August 31, 2008 and November 30, 2007, respectively	(5.3)	(6.7)
Accumulated other comprehensive loss	(7.8)	(3.9)

Total Shareholders’ Equity	60.4	65.3

Total Liabilities and Shareholders’ Equity	$397.8	$326.4